Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this current report on Form 8-K (“Current Report on Form 8-K”) dated October 5, 2023 and the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on August 14, 2023, as supplemented by the supplement to the proxy statement/prospectus filed with the SEC on September 22, 2023 (“Proxy Statement/Prospectus”).

Introduction

The following unaudited pro forma condensed consolidated combined financial information presents the combination of the financial information of Graf and NKGen adjusted to give effect to the Business Combination and related transactions described below (“Unaudited Pro Forma Condensed Consolidated Combined Financial Information”).

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed consolidated balance sheet of Graf as of June 30, 2023 with the historical unaudited condensed balance sheet of NKGen on a pro forma basis, giving effect to the Business Combination and related transactions, summarized below, as if they had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited condensed consolidated statement of operations of Graf for the six months ended June 30, 2023, with the historical unaudited condensed statement of operations of NKGen for the six months ended June 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations gives effect to the Business Combination and related transactions, summarized below, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with the following information included in the Proxy Statement/Prospectus, the Form 10-Q, or appearing elsewhere in this Current Report on Form 8-K:

●	the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the six months ended June 30, 2023 in the Form 10-Q;

●	the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the six months ended June 30, 2023;

●	the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

●	the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

●	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q;

●	the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

●	the other financial information included elsewhere in the Proxy Statement/Prospectus and this Current Report on Form 8-K.

The foregoing historical financial statements have been prepared in accordance with GAAP. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination and Related Transactions

On April 14, 2023, Graf, NKGen, and Merger Sub entered into the Merger Agreement. Merger Sub is a newly formed, wholly owned, direct subsidiary of Graf formed for the sole purpose of the Merger. Pursuant to the Merger Agreement, Merger Sub merged with and into NKGen with NKGen as the surviving company and Merger Sub ceased to exist. As a result of the Merger, NKGen became a wholly owned subsidiary of Graf, and Graf was immediately renamed to NKGen Biotech, Inc.

Upon the consummation of the Business Combination on September 29, 2023, all shares of NKGen’s common stock were cancelled and converted into shares of Common Stock based on an Exchange Ratio calculated pursuant to the Merger Agreement. All outstanding and unexercised NKGen Options were cancelled and converted into outstanding and unexercised New NKGen Options with the same terms and vesting conditions, each of which adjusted by the Exchange Ratio. Unvested stock options were not accelerated or vested upon the consummation of the Business Combination.

All conversions of NKGen equity securities to New NKGen equity securities were executed at a number equal to the quotient of (a) the sum of (i) $145.0 million plus (ii) the amount of principal and accrued interest underlying NKGen Convertible Notes immediately prior the Merger divided by (b) $10.00 divided by (c) the number of fully diluted shares of NKGen’s common stock. The Exchange Ratio as of September 29, 2023, the Closing Date, was approximately 0.408. The determination of outstanding Common Stock and outstanding stock options held by NKGen’s existing stock, stock option and NKGen Convertible Note holders immediately prior to Close and immediately after Close is summarized below:

	NK Gen as of June 30, 2023	NKGen issuances net of cancellations and exercises after June 30, 2023 (1)	Conversion of convertible notes into NK Gen common stock	NK Gen immediately prior to close	New NK Gen immediately after close (2)
Outstanding common shares	32,606,548	—	—	32,606,548	13,316,664
NKGen Convertible Notes	—	—	5,579,266	5,579,266	2,278,598
Total outstanding common shares	32,606,548	—	5,579,266	38,185,814	15,595,262
Outstanding Stock options	5,176,366	(30,012)	—	5,146,354	2,101,760
Total common stock and stock options	37,782,914	(30,012)	5,579,266	43,332,168	17,697,022

(1)	Reflects the capitalization activity of NKGen subsequent to the latest balance sheet date through Closing.

(2)	Per the terms of the Merger Agreement, no fractional shares of Common Stock were issued. Each holder of NKGen common stock entitled to a fraction of a share of Common Stock had its fractional share rounded down to the nearest whole share. Holders of NKGen Options received New NKGen stock options underlying a fraction of a share of Common Stock, for which the fractional award was rounded down to the nearest whole share.

Contemporaneously with the execution of the Merger Agreement:

●	Graf and NKGen entered into an Amended and Restated Sponsor Support and Lockup Agreement. In connection with the Amended and Restated Sponsor Support and Lockup Agreement, of the 4,290,375 Founder Shares: (i) 1,773,631 shares were forfeited, (ii) 1,173,631 Deferred Founder Shares became restricted shares subject to vesting conditions, and (iii) the remaining 1,343,113 shares were not forfeited, did not become restricted, nor subject to vesting conditions. Deferred Founder Shares do not have voting rights, do not participate in dividends and are not transferrable. During the Vesting Period, if the trading price or price per share consideration upon a change in control for Common Stock is greater than or equal to $14.00 at any 20 trading days in a 30 consecutive trading-day period, then 873,631 Deferred Founder Shares will immediately vest; and if greater than or equal to $20.00 at any 20 trading days in a 30 consecutive trading-day period, then an additional 300,000 Deferred Founder Shares will immediately vest. In the event there is a sale of New NKGen, then immediately prior to the consummation of such sale, the calculated Acquiror Sale Price, as defined in the agreement, will take into account the number of Deferred Founder Shares that will vest upon a change in control. Upon the expiration of the Vesting Period, unvested Founder Shares will be forfeited and cancelled for no consideration.

●	Graf and NKMAX entered into a Backstop Agreement, pursuant to which NKMAX committed to the purchase of Mandatory Backstop Shares if the Acquiror Closing Cash Amount exclusive of any proceeds to be received upon the sale of the Mandatory Backstop Shares was below $50.0 million. However, on September 20, 2023, Graf and NKMAX mutually agreed to waive the minimum Acquiror Closing Cash Condition such that the obligation to purchase Mandatory Backstop Shares was not triggered.

Warrant Subscription Agreements

On September 19, 2023 and September 26, 2023, Graf entered into Warrant Subscription Agreements with certain investors, pursuant to which the Investors agreed to purchase an aggregate of 10,209,994 warrants, at a purchase price of $1.00 per warrant. The Subscribed Warrants are exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants are exercisable initially at $10.00, one-third of the Subscribed Warrants are exercisable initially at $12.50, and one-third of the Subscribed Warrants are exercisable initially at $15.00. The exercise price of each tranche is subject to adjustment every 180 days after the Closing Date, such that the reset exercise price of the First Tranche will be the higher of (A) the lower of (x) the volume-weighted average price of the common stock, par value $0.0001 per share, of New NKGen during the 30 day period immediately prior to the Reset Date and (y) the exercise price on the previous Reset Date (or, on the first Reset Date, the original exercise price), and (B) $5.00. The exercise price of the Second Tranche will be reset to 125% of the Reset Price and the exercise price of the Third Tranche will be reset to 150% of the Reset Price. Additionally, beginning on the date that is 180 days after the Closing Date, if New NKGen issues shares of Common Stock or securities that are convertible into or exercisable for shares of Common Stock at an effective price per share less than the then existing Reset Price, subject to certain carve-outs, then the exercise price will be reset upon the consummation of such dilutive offering. The exercise price of the First Tranche will be reset to the higher of (A) the price of such dilutive offering and (B) the Downside Protection Threshold Price; the exercise price of the Second Tranche will be reset to 125% of the Dilutive Offering Reset Price; and the exercise price of the Third Tranche will be reset to 150% of the Dilutive Offering Reset Price.

In the event that the Test Price or Dilutive Offering Reset Price is less than the Downside Protection Threshold Price but is greater than or equal to $1.50, the Investor may, in its sole option, demand a cashless exchange of any singular tranche of the Subscribed Warrants and receive a number of shares of Common Stock equal to (i) the number of shares being exercised divided by (ii)(x) the Test Price or Dilutive Offering Reset Price (which shall not be less than $1.50) divided by (y) $1.50. In the event that the Test Price or Dilutive Offering Reset Price is less than $1.50, then in addition to issuing the Downside Protection Shares, the Company will pay the Investor a cash amount equal to the product of (A) the difference between the Exercise Price and $1.50 multiplied by (B) the number of shares for which the Investor has demanded Downside Protection. Demand of the Downside Protection is available for only one tranche of the Subscribed Warrants at a time. In the event that the exercise price of the other tranches would be below the Downside Protection Threshold Price on the Reset Date or consummation date of the dilutive offering, the exercise price of such other tranches will be reset to the Downside Protection Threshold Price.

If the Investor demands the Downside Protection, New NKGen will have the right, exercisable within two business days following the Investor’s demand of the Downside Protection, to repurchase the warrants for which Downside Protection is demanded for $1.75 in cash per warrant in lieu of issuing Downside Protection Shares and Downside Protection Cash (if applicable).

The Subscribed Warrants are also subject to transaction-based antidilution adjustments for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

Securities Purchase Agreement

On September 15, 2023, Graf entered into the Securities Purchase Agreement with NXMAX to issue the 2027 Convertible Notes for total proceeds of $10.0 million with a four-year term and an interest rate of 5% paid in cash semi-annually or 8.0% paid in kind. The 2027 Convertible Notes have a conversion price of $10.00 per share of common stock (subject to anti-dilution adjustments in the event of stock splits and the like) and a put option commencing 2.5 years after their issuance. Additionally, pursuant to the Securities Purchase Agreement 1,000,000 warrants were issued to NKMAX at an exercise price of $11.50 per warrant. Such warrants have terms identical to the Public Warrants.

Forward Purchase Agreements, Subscription Agreements, and Side Letter

On September 22, 2023, September 26, 2023, and September 29, 2023, Graf and NKGen (collectively referred to as “Counterparty”) entered into forward purchase agreements (“Forward Purchase Agreements”) with Meteora Capital, LLC along with its affiliates Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP (collectively referred to as “Meteora”), Sandia Investment Management LP (“Sandia”), and Polar Multi-Strategy Master Fund (“Polar”), respectively, and are collectively referred to as the “Sellers”. In connection with the Forward Purchase Agreements, the Sellers agreed to purchase shares of Graf Common Stock from redeeming shareholders (“Recycled Shares”) and directly from Graf (“Additional Shares”), collectively the shares purchased under the Forward Purchase Agreements “Pricing Date Notice Shares”. At Closing (“Prepayment Date”), the Counterparty transferred  an amount equal to the product of (a) $10.44  (“Initial Redemption Price”) and the (b) quantity of the Pricing Date Notice Shares, less the product of (i) the Recycled Shares, (ii) the Initial Redemption Price, and (iii) 0.5% (“Prepayment Shortfall”) into an escrow account (“Escrow Account”) for the benefit of the Sellers (“Prepayment Amount”).

In conjunction with the Forward Purchase Agreements, on September 22, 2023 and September 29, 2023, Graf entered into subscription agreements with Meteora and Polar, respectively, (the “Subscription Agreements”). Pursuant to these agreements, Meteora and Polar agreed to subscribe for and purchase Additional Shares equal to the Pricing Date Notice Shares identified in each respective Forward Purchase Agreement less the number of Recycled Shares purchased in connection with the Forward Purchase Agreements. Any Additional Shares purchased by the Sellers are included in the number of shares for its respective Forward Purchase Agreement for all purposes, including for determining the balance placed into the escrow account.

The Pricing Date Notice Shares were converted into shares of New NKGen Common Stock on a one-for-one basis at Closing. Accordingly, such shares have the same voting as well as dividend and liquidation participation rights as other shares of New NKGen Common Stock.

On September 19, 2023, Graf entered into a side letter with Meteora (“Side Letter”), pursuant to which the Counterparty issued additional shares of New NKGen Common Stock to Meteora (“Structuring Shares”). In addition, on the Prepayment Date, pursuant to the terms of the Forward Purchase Agreements, the Counterparty issued additional shares of New NKGen Common Stock to the Sellers (the “Share Consideration Shares”). No incremental consideration was transferred in exchange for the Structuring Shares nor the Share Consideration Shares. The Structuring Shares and Share Consideration Shares are not subject to an escrow arrangement and are incremental to the Pricing Date Notice Shares.

The Prepayment Amount, which was placed into the Escrow Account, will be released to New NKGen or the Sellers as follows:

Upon the earlier of the one year anniversary of the Closing or the date specified by Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (“Valuation Date”), the Counterparty will receive an amount from the Escrow Account equal to the product of (A) the Recycled Shares sold by the Sellers and (B) the Initial Redemption Price adjusted (the “Dilutive Offering Reset”) to match the effective price per share of any transaction by the Counterparty that would entitle holders to receive shares of New NKGen Common Stock or other securities at a price per share less than the Initial Redemption Price (“Reset Price”), less (C) the product of the number of Recycled Shares not sold and $2.00 (“Settlement Amount Adjustment”). For shares not sold by the Sellers, the Counterparty will receive an amount from the Escrow Account equal to (A) the number of shares not sold and (B) the VWAP over the period from the Closing to the Valuation Date (“Valuation Period”), less (C) the Settlement Amount Adjustment. On the Valuation Date, the Sellers will receive the Settlement Amount Adjustment and all other remaining amounts in the Escrow Account including any interest earned on the funds in the Escrow Account. For the avoidance of doubt, any amounts paid out Sellers or Counterparty, including for the effect of the Settlement Amount Adjustment, may not exceed the balance of the Escrow Account. Before the Valuation Date, the Sellers may, at their election, terminate the agreement in whole or part by providing written notice to the Counterparty (“Optional Early Termination”) for no fee. In the event that the Sellers exercise the Optional Early Termination right for any number of shares (“Terminated Shares”), the Counterparty will receive an amount from the Escrow Account equal to the product of the number of Terminated Shares and the Reset Price (“Early Termination Obligation”) and the Sellers will receive an amount equal to the difference between the Initial Redemption Price and the Early Termination Obligation.

The following table summarizes the issuances and amounts relating to the Forward Purchase Agreements, Subscription Agreements, and Side Letter (in thousands except share data):

Total
Recycled Shares	2,168,121
Additional Shares	1,000,000
Pricing Date Notice Shares	3,168,121
Share Consideration Shares	314,889
Structuring Shares	200,000
Total Shares Issued to Forward Purchase Agreement Investors	3,683,010

Prepayment Amount Deposited into Escrow	$32,915
Prepayment Shortfall Not Deposited into Escrow	$113

Related Transactions

Certain related transactions that have occurred subsequent to the latest balance sheet date and prior to the Closing have been reflected in the Unaudited Pro Forma Condensed Combined Financial Information, and are summarized below:

●	The filing and effectiveness of New NKGen’s amended and restated certificate of incorporation and the effectiveness of New NKGen’s amended and restated bylaws, each of which occurred immediately prior to the Closing;

●	$1.4 million of proceeds raised in connection with NKGen’s sale and issuance of NKGen Convertible Notes from July 1, 2023, through the Closing;

●	The conversion of $18.1 million principal and accrued interest of NKGen Convertible Notes, which are accounted for under the fair value option, including such convertible promissory notes issued between July 1, 2023 through the Closing, into 5,579,266 shares of NKGen common stock, immediately prior to the Closing and pursuant to their terms, which then converted into 2,278,598 shares of New NKGen Common Stock, based on the Exchange Ratio;

●	$1.1 million of proceeds raised from draws executed upon NKGen’s revolving line of credit from July 1, 2023 through the Closing;

●	$0.4 million of proceeds raised from draws executed upon Sponsor’s Working Capital Loan from July 1, 2023 through the Closing;

●	The conversion and settlement of Sponsor’s Working Capital Loan balance at Closing of $0.8 million through the issuance of 523,140 Private Placement Warrants;

●	$0.3 million of proceeds raised by NKGen from July 1, 2023 through Closing in connection with a related party loan;

●	The settlement of deferred underwriting fees incurred in connection with Graf’s IPO through a payment and waiver of $1.3 million and $0.9 million, respectively;

●	The recognition of additional transaction costs directly incremental and attributable to the Business Combination;

●	The settlement of direct and incremental transaction costs, inclusive of the Outstanding Acquiror Expenses;

●	The recognition of $0.5 million in incremental investments in the Trust Account from July 1, 2023 through immediately prior to Closing;

●	The recognition of $0.4 million in incremental Graf payables (exclusive of transaction costs) from July 1, 2023 through Closing;

●	The settlement of $1.2 million in Graf payables at Closing (exclusive of transaction costs); and

●	Redemptions of 3,386,528 Public Shares from July 1, 2023 through the Closing, net of 2,168,121 Recycled Shares, for an aggregate redemption payment of $35.4 million.

Accounting Treatment of the Business Combination

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. The Business Combination is accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf for the reasons summarized below.

Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company represent a continuation of the financial statements of NKGen with the acquisition treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.

NKMAX held a majority of the voting power of NKGen before the transaction and continues to hold a majority of the voting power of New NKGen after the transaction. Therefore, as there was no change in control, the Business Combination is accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf.

Upon Close, New NKGen currently expects:

●	the Public Warrants and Private Placement Warrants to retain their respective classifications upon the Closing, where the Public Warrants are equity-classified and the Private Placement Warrants are liability-classified on a recurring fair value basis;

●	the Deferred Founder Shares, as analyzed under the terms of the Amended and Restated Sponsor Support and Lockup Agreement, to be classified as equity-linked instruments indexed to New NKGen’s stock under ASC 815-40; and

●	the conversion of NKGen options into New NKGen Options for Common Stock to not result in the recognition of incremental share-based payment expenses.

With respect to the Warrant Subscription Agreement, the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Information are limited to recognition of the proceeds received by the Investors as well as the recognition of a corresponding assumed liability in connection with the issuance of the Subscribed Warrants. The Unaudited Pro Forma Condensed Combined Financial Information assumes that the Subscribed Warrants will be liability classified namely because of the Downside Protection features. However, the accounting analysis surrounding the Warrant Subscription Agreement, including the assumed liability classification, has not been finalized.

With respect to the Securities Purchase Agreement, the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Information are limited to recognition of the proceeds received as well as the recognition of a corresponding assumed liability.

With respect to the Forward Purchase Agreements, the Subscription Agreements, and the Side Letter, the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Information are limited to recognition of a subscription receivable at the Prepayment Amount as an adjustment to stockholders’ deficit, a derivative liability for a preliminary estimated measurement of the portion of the escrow funds that could be released to the Sellers, and a noncash charge at initial recognition for the preliminary estimated measurement of the derivative liability plus the fair value of the Share Consideration Shares and Structuring Shares. However, the valuation of the derivative liability as well as well as the corresponding noncash charge at initial recognition has not been finalized.

Any effects of the finalized analysis of the potential existence of embedded premiums or derivatives requiring bifurcation, liability or permanent or temporary equity classification, indexation to New NKGen’s own stock, relative or residual fair value allocations, or assessment of participating securities, among others, have not been reflected in the Unaudited Pro Forma Condensed Combined Financial Information for the Warrant Subscription Agreements, Securities Purchase Agreement, Forward Purchase Agreements, Subscription Agreements, or Side Letter. The adjustments attributable to each of the Warrant Subscription Agreements, Securities Purchase Agreement, or Forward Purchase Agreement reflected in the Unaudited Pro Forma Condensed Combined Financial Information reflects Graf’s best estimates based on time and information available. Differences between these preliminary estimates and the final accounting could be material. Excluded adjustments and changes in existing adjustments may relate to potential non-cash expenses, the magnitude of which is currently indeterminable, in part, because valuations may need to be completed and finalized by valuation experts.

The accounting and valuation analyses surrounding the Warrant Subscription Agreements, Securities Purchase Agreement, Forward Purchase Agreements, Subscription Agreements, and Side Letter are expected to be finalized by the time New NKGen completes its overall analysis for the accounting for the Business Combination and related transactions.

Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the Unaudited Pro Forma Condensed Combined Financial Information have been identified and presented to provide relevant information necessary for an illustrative understanding of New NKGen upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Financial Information are described in the accompanying notes.

The Unaudited Pro Forma Condensed Combined Financial Information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the related transactions contemplated by the Merger Agreement are expected to be used for general corporate purposes. The Unaudited Pro Forma Condensed Combined Financial Information does not purport to project the future operating results or financial position of New NKGen following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these Unaudited Pro Forma Condensed Combined Financial Information and are subject to change as additional information becomes available and analyses are performed. Graf and NKGen have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following table summarizes the pro forma New NKGen Common Stock issued and outstanding immediately following the consummation of the Business Combination. Additionally, the following table excludes the potentially dilutive effect of the (i) 4,721,533 Private Placement Warrants (ii) 3,432,286 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,101,760 New NKGen Options, (iv) 1,000,000 shares of common stock underlying the 2027 Convertible Notes held by NKMAX, (v) 1,000,000 Senior Convertible Notes Warrants held by NKMAX, (vi) 10,209,994 Subscribed Warrants, and (vii) 523,140  Graf Working Capital Warrants:

	Pro Forma Combined
Ownership % by Shareholder	No. of Shares	% Ownership
Graf Public Stockholders (1)	522,051	2.3%
Graf Sponsor and Graf Insiders (2)	2,523,544	11.3%
Forward Purchase Agreement investors (3)	3,683,010	16.5%
Former NKGen equity holders (other than NKMAX) and NKGen Convertible Notes holders (4)(5)	2,974,650	13.3%
NKMAX (6)	12,620,612	56.6%
Total	22,323,867	100.0%

(1)	Excludes 6,800 Public Shares held by Graf Insiders. Includes the (i) 522,051 shares not redeemed by Graf Public Stockholders (exclusive of Recycled Shares and Public Shares held by Graf Insiders)
(2)	Includes (i) 6,800 Public Shares held by Graf Insiders, (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture, and (iii) 1,173,631 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 873,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 300,000 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $20.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period.
(3)	Includes (i) 2,168,121 Recycled Shares, (ii) 1,000,000 Additional Shares, (iii) 314,889 Share Consideration Shares, and (iv) 200,000 Structuring Shares.
(4)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,052 shares of Common Stock upon Closing.
(5)	Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of Closing into 5,579,266 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which were subsequently exchanged for 2,278,598 shares of Common Stock upon Closing.
(6)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,612 shares of Common Stock upon Closing.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(in thousands)

			Pro Forma Combined
	GRAF (Historical)	NKGEN (Historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$41	$1,222	$1,390	A	$15,781
	—	—	64,051	B	—
	—	—	10,000	C	—
	—	—	(12,562)	D	—
	—	—	(57,886)	E	—
	—	—	10,210	F	—
	—	—	1,100	G	—
	—	—	300	H	—
	—	—	368	I	—
	—	—	(1,250)	J	—
	—	—	(1,203)	K	—
Restricted cash	—	250	—		250
Prepaid expenses and other current assets	35	597	(250)	D	382
Total current assets	76	2,069	14,268		16,413
Deferred transaction costs	—	3,814	(3,814)	D	—
Property and equipment, net	—	14,952	—		14,952
Operating lease right-of-use assets, net	—	177	—		177
Capitalized software, net	—	93	—		93
Cash and investments held in Trust Account	63,530	—	(63,530)	B	—
Total assets	$63,606	$21,105	$(53,076)		$31,635

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $81 and $32 as of December 31, 2022 and June 30, 2023, respectively)	$5,885	$5,022	$(1,750)	D	$8,322
	—	—	(835)	K	—
Convertible promissory notes, current	—	13,751	(9,191)	L	—
	—	—	(4,560)	M	—
Convertible promissory notes, due to related parties	417	307	(333)	L	—
	—	—	26	M	—
	—	—	368	I	—
	—	—	(785)	N	—
Revolving line of credit	—	3,831	1,100	G	4,931
Operating lease liability	—	189	—		189
Other current liabilities (including related party amounts of zero and $91, as of December 31, 2022 and June 30, 2023, respectively)	—	129	—		129
Related party loans, current	—	—	300	H	300
Total current liabilities	6,302	23,229	(15,660)		13,871
Derivative warrant liability	944	—	785	N	11,939
	—	—	10,210	F	—
Deferred underwriting commissions in connection with the initial public offering	2,102	—	(2,102)	J	—
Deferred tax liability	—	26	—		26
Senior convertible promissory notes, noncurrent, due to related parties	—	—	10,000	C	10,000
Convertible promissory notes, noncurrent	—	5,071	1,390	A	—
	—	—	(5,709)	L	—
	—	—	(752)	M	—
Convertible promissory notes, noncurrent, due to related parties	—	135	(285)	L	—
	—	—	150	M	—
Related party loans, noncurrent	—	5,000	—		5,000
Forward purchase derivative liability	—	—	22,432	O	22,432
Total liabilities	$9,348	$33,461	$20,459		$63,268
Commitments and contingencies
Common stock subject to possible redemption	$62,796	—	$(62,796)	E	—
Stockholders' equity (deficit)
Common stock	—	33	(31)	P	2
	—	—	—	E	—
	—	—	—	L	—
Subscription receivable	—	—	(32,915)	O	(32,915)
Additional paid-in capital	—	82,958	(14,439)	D	117,551
	—	—	4,910	E	—
	—	—	852	J	—
	—	—	15,518	L	—
	—	—	36,107	O	—
	—	—	31	P	—
	—	—	(8,386)	Q	—
Accumulated deficit	(8,538)	(95,347)	521	B	(116,271)
	—	—	(437)	D	—
	—	—	(368)	K	—
	—	—	5,136	M	—
	—	—	(25,624)	O	—
	—	—	8,386	Q	—
Total stockholders' equity (deficit)	$(8,538)	$(12,356)	$(10,739)		$(31,633)
Total liabilities, common stock subject to possible redemption, and stockholders’ equity (deficit)	$63,606	$21,105	$(53,076)		$31,635

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year ended December 31, 2022

(in thousands except share data)

			Pro Forma Combined
	GRAF (Historical)	NK Gen (Historical)	Pro Forma Adjustments	Note 3	Pro forma Combined
Revenues	—	$77	—		$77
Costs and expenses:
Cost of revenues	—	18	—		18
Research and development (including related party amounts of $197 and zero for the six months ended June 30, 2022 and 2023, respectively)	—	16,746	—		16,746
General and administrative	2,571	7,659	—		10,230
Franchise tax expenses	169	—	—		169
Total expenses	2,740	24,423	—		27,163
Loss from operations	(2,740)	(24,346)	—		(27,086)
Other income (expenses):
Income from investments held in trust account	2,401	—	(2,401)	A	—
Change in fair value of derivative warrant liability	5,146	—	—		5,146
Interest expense (including related party amounts of $1,035 and $91 for the six months ended June 30, 2022 and 2023, respectively)	—	(2,306)	(231)	B	(3,843)
	—	—	(816)	C	—
	—	—	(490)	D	—
Loss on issuance of forward purchase contract	—	—	(25,624)	E	(25,624)
Other expenses, net	—	(95)	177	F	82
Transaction costs expensed	—	—	(437)	G	(437)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	179	—	(179)	H	—
Net income (loss) before provision for income taxes	4,986	(26,747)	(30,001)		(51,762)
Provision for income taxes	(438)	(7)	—	I	(445)
Net income (loss)	$4,548	$(26,754)	$(30,001)		$(52,207)
Earnings (loss) per share
Basic and diluted	$0.21	$(1.72)	—	J	$(2.47)
Weighted average shares outstanding
Basic and diluted	21,451,875	15,563,850	—	K	21,150,236

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six months ended June 30, 2023

(in thousands except share data)

			Pro Forma Combined
	GRAF (Historical)	NK Gen (Historical)	Pro Forma Adjustments	Note 4	Pro forma Combined
Revenues	—	—	—		—
Costs and expenses:
Cost of revenues	—	—	—		—
Research and development (including amounts with related parties)	—	7,648	—		7,648
General and administrative	3,531	5,761	—		9,292
Franchise tax expenses	100	—	—		100
Total expenses	3,631	13,409	—		17,040
Loss from operations	(3,631)	(13,409)	—		(17,040)
Other income (expenses):
Income from investments held in trust account	3,389	—	(3,389)	A	—
Change in fair value of derivative warrant liability	(519)	—	—		(519)
Interest expense (including amounts with related parties)	—	(96)	(25)	B	(554)
	—	—	(433)	C
Change in fair value of convertible promissory notes	—	(2,784)	2,784	D	—
Other income, net	—	118	—		118
Net income (loss) before provision for income taxes	(761)	(16,171)	(1,063)		(17,995)
Provision for income taxes	(691)	—	—	E	(691)
Net loss	$(1,452)	$(16,171)	$(1,063)		$(18,686)
Earnings (loss) per share
Basic and diluted	$(0.08)	$(0.50)	—	F	$(0.88)
Weighted average shares outstanding
Basic and diluted	19,126,107	32,603,130	—	G	21,150,236

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The Business Combination is anticipated to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New NKGen represent a continuation of the financial statements of NKGen with the Business Combination treated as the equivalent of NKGen issuing shares for the net assets of Graf, accompanied by a recapitalization. The net assets of NKGen are stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.

The Unaudited Pro Forma Condensed Consolidated Combined Financial Information presents the combination of the financial information of Graf and NKGen adjusted to give effect to the Business Combination and related transactions considered material to investors.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this Supplement. As the Unaudited Pro Forma Condensed Consolidated Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma combined balance sheet as a direct reduction to additional paid-in capital. One-time direct and incremental transaction costs incurred in connection with the Business Combination allocated to liability classified instruments are recorded as a charge to accumulated deficit.

Management has not identified any material differences in accounting policies or mapping conventions that would require adjustments in the Unaudited Pro Forma Condensed Consolidated Combined Financial Information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical unaudited condensed balance sheet of Graf as of June 30, 2023 with the historical unaudited condensed balance sheet of NKGen on a pro forma basis, giving effect to the Business Combination and related transactions, as if they had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical unaudited condensed consolidated statement of operations of Graf for the six months ended June 30, 2023, with the historical unaudited condensed statement of operations of NKGen for the six months ended June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations give effect to the Business Combination and related transactions, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with the following information included in the Proxy Statement/Prospectus, the Form 10-Q, or appearing elsewhere in this Current Report on Form 8-K:

●	the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the six months ended June 30, 2023 in the Form 10-Q;

●	the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the six months ended June 30, 2023;

●	the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

●	the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

●	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q;

●	the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

●	the other financial information included elsewhere in the Proxy Statement/Prospectus and this Current Report on Form 8-K.

Note 2 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, reflects the following adjustments:

(A)	Reflects $1.4 million in proceeds raised by NKGen from the issuance of the 2023 convertible notes from July 1, 2023 through the Closing, which were converted into Common Stock upon Closing (see Adjustment L).

(B)	Represents the liquidation and reclassification of $63.5 million of investments held in the Trust Account to cash and cash equivalents upon consummation of the Business Combination. Also reflects the recognition of $0.5 million of additional investments held in the trust account compared to the balance as of June 30, 2023, in cash and cash equivalents, with a corresponding impact to accumulated deficit for the incremental investments held in the trust account at Closing.

(C)	Reflects $10.0 million in proceeds raised by NKGen from the issuance of the 2027 Convertible Notes.

(D)	Represents total transaction costs of $20.1 million which are directly incremental and attributable to the Business Combination and other financing transactions. Of the $20.1 million, $0.4 million represents an increase to accumulated deficit attributable to the portion of total NKGen transaction costs allocated to liability classified instruments. The $20.1 million in total transaction costs is comprised of the following:

i.	Cash disbursement of $2.1 and $5.2 million for the payment of NKGen’s and Graf’s transaction costs, respectively, included within accounts payable and accrued expenses prior to July 1, 2023, which were settled at Closing;

ii.	$1.8 million and $3.5 million of incremental NKGen and Graf transaction costs incurred after July 1, 2023, respectively, which were settled in cash at Closing;

iii.	$0.1 million and $5.4 million incremental NKGen and Graf transaction costs incurred after July 1, 2023, respectively, which were accrued and unpaid at Closing, included within accounts payable and accrued expenses;

iv.	Reclassification of $3.8 million of NKGen’s capitalized deferred transaction costs balance as of June 30, 2023 to additional paid-in capital, which is comprised of (a) $1.7 million in transaction costs incurred and paid in cash by NKGen prior to July 1, 2023, and (b) $2.1 million in transaction costs incurred and accrued by NKGen within accounts payable and accrued expenses prior to July 1, 2023 and be paid at close, included above at Adjustment D(i) of Note 2;

v.	Reduction to prepaid expenses of $0.3 million for transaction expenses prepaid by NKGen as of June 30, 2023, applied to transaction expenses incurred by NKGen after June 30, 2023.

(E)	Represents:

i.	Cash disbursements totaling $57.9 million at a price per share of $10.44, of which $35.4 million was paid to redeeming shareholders that did not enter into Forward Purchase Agreements and $22.5 million was attributable to the portion of the Prepayment Amount placed into the Escrow Account for Recycled Shares;

ii.	Redemptions of 3,386,528 Public Shares, net of 2,168,121 Recycled Shares; and

iii.	Conversion of 2,696,972 shares of Graf’s redeemable Common Stock to permanent equity-classified New NKGen Common Stock on a one-for-one basis, comprised of (a) 2,168,121 Recycled Shares and (b) 528,851 shares not redeemed and not subject to the Forward Purchase Agreements.

iv.	Issuance of 1,000,000 Additional Shares for $10.4 million attributable to the portion of the Prepayment Amount placed directly into the Escrow Account for Additional Shares;

v.	Issuance of 314,889 Share Consideration Shares and 200,000 Structuring Shares pursuant to the Forward Purchase Agreements and Side Letter, for no incremental consideration; and
vi.	Adjustment to Additional paid-in capital of $4.9 million for the difference between Graf’s June 30, 2023 redeemable common stock value of $62.8 million and the net impact of the above Adjustments E(i-v) of Note 2 of $57.9.

(F)	Represents cash proceeds of $10.2 million in connection with the issuance of 10,209,994 Subscribed Warrants pursuant to the Warrant Subscription Agreements.

(G)	Reflects $1.1 million of proceeds raised from draws executed upon NKGen’s revolving line of credit from July 1, 2023 through the Closing.

(H)	Reflects $0.3 million of proceeds raised by NKGen from July 1, 2023 through the Closing in connection with a related party loan.

(I)	Reflects $0.4 million of proceeds raised from draws executed upon Sponsor’s Working Capital Loan from July 1, 2023 through Closing.

(J)	Represents the settlement of deferred underwriting fees incurred in connection with Graf’s IPO through a payment and waiver of $1.3 million and $0.9 million, respectively.

(K)	Represents (i) the recognition of 0.4 million in incremental Graf payables (exclusive of transaction costs) from July 1, 2023 through Closing, and (ii) the settlement of 1.2 million in Graf payables at Closing.

(L)	Represents the conversion of $18.1 million principal and accrued interest of NKGen Convertible Notes, which are accounted for under the fair value option, including such convertible promissory notes issued between July 1, 2023 through Closing, into 5,579,266 shares of NKGen common stock, immediately prior to the Closing. These shares of NKGen common stock were then further exchanged for 2,278,598 shares of New NKGen Common Stock, based the Exchange Ratio.

(M)	Reflects the estimated loss on changes in fair value of $5.1 million for NKGen Convertible Notes between July 1, 2023 and the Closing, based on the Exchange Ratio.

(N)	Reflects the conversion and settlement of the $0.8 million balance of Sponsor’s Working Capital Loan at Closing through the issuance of 523,140 Private Placement Warrants at Closing.

(O)	Represents the recognition of the Forward Purchase Agreements. As the net proceeds for the shares issued are zero, the shares are reflected as having been issued in exchange for a subscription receivable and a related derivative liability. The measurement of the subscription receivable was at the Prepayment Amount of $32.9 million. Should New NKGen’s share price decline, New NKGen could receive less cash from escrow than the Prepayment Amount. The measurement of the $22.4 million derivative liability with the corresponding noncash charge at initial recognition was based on a Black-Scholes valuation methodology that considers this estimated downside volatility. The charge to accumulated deficit for the Forward Purchase Agreements of $25.6 million is comprised of the preliminary estimated fair value of this derivative liability plus the fair value of the Share Consideration Shares and Structuring Shares, of $3.2 million based on the quantity of shares issued and trading price of New NKGen’s common stock immediately following Closing, which were issued for no consideration in connection with the Forward Purchase Agreements and are not subject to an escrow arrangement.

(P)	Represents the conversion of all 32,606,548 outstanding shares of NKGen common stock into shares of Common Stock based on the Exchange Ratio.

(Q)	Represents the elimination of Graf’s June 30, 2023 accumulated deficit balance, the impact of the incremental interest on the Trust Account (see Adjustment B of Note 2), and the incremental Graf payables incurred (see Adjustment K of Note 2), totaling $8.4 million, with a corresponding adjustment to additional paid-in capital for New NKGen in connection with the reverse recapitalization at the Closing.

Note 3 - Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Year Ended December 31, 2022

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, reflects the following adjustments:

(A)	Represents elimination of historical income from investments held in Trust Account of $2.4 million as if the liquidation and reclassification of the investments held in the Trust Account had occurred on January 1, 2022.

(B)	Represents $0.2 million of interest expense for the 2023 NKMAX Loans as if their issuance had occurred on January 1, 2022.

(C)	Represents $0.8 million of interest expense associated with the 2027 Convertible Notes as if their issuance had occurred on January 1, 2022, and assuming the application of the accrued 8.0% paid in kind interest rate rather than the 5.0% interest rate which requires periodic semi-annual cash payments.

(D)	Represents $0.4 million of interest expense in addition to $0.1 million of issuance fee amortization expense associated with a revolving line of credit, which has a term of one year, as if the drawdown had occurred on January 1, 2022.

(E)	Reflects the noncash charge of $25.6 million for the initial recognition of the Forward Purchase Agreements (see Adjustment O of Note 2).

(F)	Represents the elimination of historical loss on change in fair value of the NKGen Convertible Notes of $0.2 million as if the NKGen Convertible Notes converted to Common Stock on January 1, 2022, based the Exchange Ratio.

(G)	Reflects the recognition of $0.4 million of NKGen’s direct and incremental transaction costs allocated to the liability classified instruments.

(H)	Reflects the elimination of the $0.2 million gain on deferred underwriting commissions in connection with the waiver and derecognition of certain deferred underwriting commissions incurred in connection with Graf’s IPO.

(I)	The unaudited pro forma condensed combined financial information does not include a pro forma income tax adjustment. Upon closing of the Business Combination, it is expected that New NKGen will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain.

(J)	Represents basic and diluted net income (loss) per share as a result of the pro forma adjustments. See table below for calculation.

(K)	Represents basic and diluted weighted average common shares outstanding as a result of the pro forma adjustments. See table below for calculation.

For the year ended December 31, 2022
Calculation of net income (loss) per common share and weighted average shares outstanding	Pro Forma Combined
Numerator
Net loss (in thousands)	$(52,207)
Denominator
Graf's public stockholders (1)	522,051
Graf Sponsor and Graf Insiders (2)(3)	1,349,913
Forward Purchase Agreement investors (4)	3,683,010
Former NK Gen equity holders (other than NKMAX) (5)	696,052
NKGen Convertible Notes holders (6)	2,278,598
NKMAX (7)	12,620,612
Basic and diluted weighted average common shares outstanding	21,150,236
Net loss and comprehensive loss per share
Basic and diluted	$(2.47)

(1)	Excludes 6,800 Public Shares held by Graf Insiders. Includes the (i) 522,051 shares not redeemed by Graf Public Stockholders (exclusive of Recycled Shares and Public Shares held by Graf Insiders)

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders and (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture.

(3)	Excludes 1,173,631 Deferred Founder Shares that are subject to vesting and forfeiture, which are not considered outstanding for accounting purposes.

(4)	Includes (i) 2,168,121 Recycled Shares, (ii) 1,000,000 Additional Shares, (iii) 314,889 Share Consideration Shares, and (iv) 200,000 Structuring Shares.

(5)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,052 shares of Common Stock upon Closing.

(6)	Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes into 5,579,266 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which were subsequently exchanged for 2,278,598 shares of Common Stock upon Closing.

(7)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,612 shares of Common Stock upon Closing.

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented because including them would have had an anti-dilutive effect:

For the year ended December 31 , 2022
Pro Forma Combined
Private Placement Warrants	4,721,533
Graf Working Capital Warrants (1)	523,140
Public Warrants (2)	3,432,286
Subscribed Warrants	10,209,994
New NKGen Options	2,101,760
NKMAX (3)	2,000,000
Deferred Founder Shares	1,173,631

(1)	Includes 523,140 Working Capital Warrants issued upon conversion of the Graf Working Capital Note at a price of $1.50 per warrant.

(2)	Includes 1,360 Public Warrants held by Graf Insiders.

(3)	Includes 1,000,000 shares of common stock underlying the 2027 Convertible Notes and 1,000,000 Senior Convertible Notes Warrants, each held by NKMAX.

Note 4 - Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Six Months Ended June 30, 2023

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 reflects the following adjustments:

(A)	Represents elimination of historical Income from investments held in Trust Account of $3.4 million as if the liquidation and reclassification of the Investments Held in the Trust Account had occurred on January 1, 2022

(B)	Represents less than $0.1 million of interest expense for the 2023 NKMAX Loans as if their issuance had occurred on January 1, 2022.

(C)	Represents $0.4 million of interest expense associated with the 2027 Convertible Notes as if their issuance had occurred on January 1, 2022, and assuming the application of the accrued 8.0% paid in kind interest rate rather than the 5.0% interest rate which requires periodic semi-annual cash payments.

(D)	Represents the elimination of historical loss on change in fair value of the NKGen Convertible Notes of $2.8 million as if the NKGen Convertible Notes converted to Common Stock on January 1, 2022, based on the fair value of the Common Stock issued upon conversion.

(E)	The unaudited pro forma condensed combined financial information does not include a pro forma income tax adjustment. Upon closing of the Business Combination, it is expected that New NKGen will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain.

(F)	Represents basic and diluted net income (loss) per share as a result of the pro forma adjustments. See table below for calculation.

(G)	Represents basic and diluted weighted average common shares outstanding as a result of the pro forma adjustments. See table below for calculation.

For the six months ended June 30, 2023
Calculation of net income (loss) per common share and weighted average shares outstanding	Pro Forma Combined
Numerator
Net loss (in thousands)	$(18,686)
Denominator
Graf's public stockholders (1)	522,051
Graf Sponsor and Graf Insiders (2)(3)	1,349,913
Forward Purchase Agreement investors (4)	3,683,010
Former NK Gen equity holders (other than NKMAX) (5)	696,052
NKGen Convertible Notes holders (6)	2,278,598
NKMAX (7)	12,620,612
Basic and diluted weighted average common shares outstanding	21,150,236
Net loss and comprehensive loss per share
Basic and diluted	$(0.88)

(1)	Excludes 6,800 Public Shares held by Graf Insiders. Includes the (i) 522,051 shares not redeemed by Graf Public Stockholders (exclusive of Recycled Shares and Public Shares held by Graf Insiders)

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders and (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture.

(3)	Excludes 1,173,631 Deferred Founder Shares that are subject to vesting and forfeiture, which are not considered outstanding for accounting purposes.

(4)	Includes (i) 2,168,121 Recycled Shares, (ii) 1,000,000 Additional Shares, (iii) 314,889 Share Consideration Shares, and (iv) 200,000 Structuring Shares.

(5)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,052 shares of Common Stock upon Closing.

(6)	Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes into 5,579,266 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which were subsequently exchanged for 2,278,598 shares of Common Stock upon Closing.

(7)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,612 shares of Common Stock upon Closing.

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented because including them would have had an anti-dilutive effect:

For the six months ended June 30, 2023
Pro Forma Combined
Private Placement Warrants	4,721,533
Graf Working Capital Warrants (1)	523,140
Public Warrants (2)	3,432,286
Subscribed Warrants	10,209,994
New NKGen Options	2,101,760
NKMAX (3)	2,000,000
Deferred Founder Shares	1,173,631

(1)	Includes 523,140 Working Capital Warrants issued upon conversion of the Graf Working Capital Note at an exercise price of $1.50 per warrant.

(2)	Includes 1,360 Public Warrants held by Graf Insiders.

(3)	Includes 1,000,000 shares of common stock underlying the 2027 Convertible Notes and 1,000,000 Senior Convertible Notes Warrants, each held by NKMAX.